Exhibit 99.1

Appleton Papers Inc. Announces Completion of Consent Solicitation with Respect to its Senior Notes and its Senior Subordinated Notes

(Appleton, Wis., June 13, 2006) Appleton Papers Inc. today announced the successful completion of the consent solicitation with respect to its 8.125% Senior Notes due 2011 and its 9.75% Senior Subordinated Notes due 2014.

The consent solicitation expired at 11:59 p.m., New York City time, on June 12, 2006. As of the expiration date, Appleton had received consents from approximately 99.1% of the principal amount of the senior notes outstanding and approximately 99.5% of the principal amount of the senior subordinated notes outstanding.

This press release is neither a solicitation of consents, an offer to purchase the notes nor a solicitation of an offer to sell securities. The consent solicitation was made solely by the Consent Solicitation Statement dated May 26, 2006, as supplemented by the Supplement to Consent Solicitation Statement dated June 6, 2006.

Additional information concerning the terms and conditions of the consent solicitation and copies of the Consent Solicitation Statement, the Supplement to the Consent Solicitation Statement and related documents may be obtained from Global Bondholders Services Corporation, acting as information agent, at 65 Broadway – Suite 723, New York, New York, 10006, at telephone numbers (212) 430-3774 (banks and brokers) and toll free (866) 952-2200. Questions regarding the consent solicitation may be directed to UBS Securities LLC, attn: Liability Management Group at (203) 719-4210 or toll free at (888) 722-9555 ext. 4210.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications as well as encapsulation, security, printing and packaging technologies. The Company produces carbonless, thermal, security, and performance packaging products and provides secure and specialized print services. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:	Bill Van Den Brandt,
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com